Exhibit 99.1

Resource Center: 1-800-732-6643

Contact:	Brian Faith 202-752-6720
Number: 4624a
Date: February 26, 2009
Fannie Mae Reports Fourth-Quarter and Full-Year 2008 Results
Fourth-Quarter Loss of $25.2 Billion Driven by Fair Value Losses, Credit-Related Expenses,
and Securities Impairments
WASHINGTON, DC — Fannie Mae (FNM/NYSE) reported a loss of $25.2 billion, or ($4.47) per diluted share, in the fourth quarter of 2008, compared with a third-quarter 2008 loss of $29.0 billion, or ($13.00) per diluted share. Fourth-quarter results were driven primarily by $12.3 billion in net fair value losses, credit-related expenses of $12.0 billion, and securities impairments of $4.6 billion, as deterioration in mortgage performance, home prices, and in the credit markets continued to adversely affect our financial results.
For the full year of 2008, Fannie Mae reported a loss of $58.7 billion, or ($24.04) per diluted share, compared with a loss of $2.1 billion, or ($2.63) per diluted share, for 2007. Since September 6, 2008, the company has been operating under the conservatorship of the Federal Housing Finance Agency (FHFA). On February 25, 2009, the Director of FHFA submitted a request for $15.2 billion from the U.S. Department of the Treasury on our behalf under the terms of the Senior Preferred Stock Purchase Agreement in order to eliminate our net worth deficit as of December 31, 2008. FHFA has requested that Treasury provide the funds on or prior to March 31, 2009.
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Fourth-Quarter and Full-Year Results
Page Two
Summary of Fourth-Quarter and Full-Year 2008 Financial Results

(dollars in millions)	4Q08	3Q08	Variance	2008	2007(1)	Variance

Net interest income	$2,680	$2,355	$325	$8,782	$4,581	$4,201
Guaranty fee income	2,786	1,475	1,311	7,621	5,071	2,550
Trust management income	14	65	(51)	261	588	(327)
Fee and other income	156	164	(8)	772	965	(193)

Net revenues	5,636	4,059	1,577	17,436	11,205	6,231
Fair value losses, net	(12,322)	(3,947)	(8,375)	(20,129)	(4,668)	(15,461)
Investment losses, net	(4,602)	(1,624)	(2,978)	(7,220)	(867)	(6,353)
Losses from partnership investments	(631)	(587)	(44)	(1,554)	(1,005)	(549)
Losses on certain guaranty contracts (2)	—	—	—	—	(1,424)	1,424
Credit-related expenses (3)	(11,976)	(9,241)	(2,735)	(29,809)	(5,012)	(24,797)
Administrative expenses	(554)	(401)	(153)	(1,979)	(2,669)	690
Other non-interest expenses (4)	(356)	(147)	(209)	(1,294)	(686)	(608)

Net losses and expenses	(30,441)	(15,947)	(14,494)	(61,985)	(16,331)	(45,654)
Loss before federal income taxes and extraordinary losses	(24,805)	(11,888)	(12,917)	(44,549)	(5,126)	(39,423)
(Provision) benefit for federal income taxes	(142)	(17,011)	16,869	(13,749)	3,091	(16,840)
Extraordinary losses, net of tax effect	(280)	(95)	(185)	(409)	(15)	(394)

Net loss	$(25,227)	$(28,994)	$3,767	$(58,707)	$(2,050)	$(56,657)

Diluted loss per common share	$(4.47)	$(13.00)	$8.53	$(24.04)	$(2.63)	$(21.41)

(1)	Certain amounts have been reclassified to conform to the current presentation.

(2)	Reflects a change in valuation methodology in conjunction with the adoption of SFAS 157 on January 1, 2008.

(3)	Consists of provision for credit losses and foreclosed property expense.

(4)	Consists of the following: (a) debt extinguishment gains (losses), net; (b) minority interest in earnings (losses) of consolidated subsidiaries and (c) other expenses.
Net revenue rose 39 percent to $5.6 billion in the fourth quarter from $4.1 billion in the third quarter:
•	Net interest income was $2.7 billion, up 14 percent from $2.4 billion in the third quarter, due to a continued shift to lower-cost, short-term funding, which reduced the average cost of our debt, and portfolio growth. For the year, net interest income was $8.8 billion, up 92 percent from $4.6 billion in 2007.
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Fourth-Quarter and Full-Year Results
Page Three
•	Guaranty fee income was $2.8 billion, up 89 percent from $1.5 billion in the third quarter, due to accelerated amortization of upfront guaranty fees, as lower interest rates led to a faster rate of estimated prepayments. For the year, guaranty fee income was $7.6 billion, up 50 percent from $5.1 billion in 2007.
For the year, net revenue was $17.4 billion, up 56 percent from $11.2 billion in 2007.
Net fair value losses were $12.3 billion in the fourth quarter, compared with $3.9 billion in the third quarter. The primary drivers of the fourth-quarter loss were $11.4 billion of mark-to-market losses on our derivatives due to significant interest rate declines in the period, and $1.9 billion in trading securities losses due to widening credit spreads. For the year, net fair value losses were $20.1 billion, compared with net fair value losses of $4.7 billion in 2007.
Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $12.0 billion in the fourth quarter, up 30 percent from $9.2 billion in the third quarter. Credit-related expenses remained at a level higher than our charge-offs of $2.0 billion during the quarter, as we continued to build our combined loss reserves. For the year, credit-related expenses were $29.8 billion, up 495 percent from $5.0 billion in 2007. Charge-offs were $7.0 billion in 2008, up 219 percent from $2.2 billion in 2007.
Combined loss reserves were $24.8 billion on December 31, 2008, up from $15.6 billion on September 30, 2008, and $3.4 billion on December 31, 2007. The combined loss reserves were 0.83 percent of our guaranty book of business on December 31, 2008, compared with 0.53 percent on September 30, 2008, and 0.12 percent on December 31, 2007. We made a substantial addition to our combined loss reserves to reflect our current estimate of losses that had been incurred in our book of business as of December 31, 2008.
Net investment losses were $4.6 billion in the fourth quarter, compared with losses of $1.6 billion in the third quarter. The fourth-quarter loss was driven by other-than-temporary impairments of available-for-sale securities backed by Alt-A and subprime mortgages, as home values continued to decline and estimated loss severities for these loan types increased. For the year, net investment losses were $7.2 billion, compared with net investment losses of $867 million in 2007.
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Fourth-Quarter and Full-Year Results
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Total nonperforming loans were $119.2 billion on December 31, 2008, compared with $63.6 billion on September 30, 2008, and $27.2 billion on December 31, 2007. The carrying value of our foreclosed properties was $6.6 billion on December 31, 2008, compared with $7.3 billion on September 30, 2008, and $3.5 billion on December 31, 2007.
Diluted loss per share reflects the average weighted balance of our shares outstanding, assuming the full exercise of the common stock warrant issued to the Treasury. The warrant, which was issued to the Treasury on September 7, 2008, increased weighted-average shares outstanding to 5.652 billion for the fourth quarter and 2.487 billion for the full year.
Further information about our credit performance, the characteristics of our mortgage credit book of business, the drivers of our credit losses, our foreclosure prevention efforts, and other measures is contained in the “2008 Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com. We provide further discussion of our financial results and condition, credit performance, fair value balance sheets and other matters in our annual report on Form 10-K for the year ended December 31, 2008, which was filed today with the Securities and Exchange Commission.
Net Worth and U.S. Treasury Funding
We had a net worth deficit of $15.2 billion on December 31, 2008, compared with a positive net worth of $9.4 billion on September 30, 2008. “Net worth” refers to the amount by which our total assets exceed our total liabilities as reflected on our consolidated balance sheets prepared in accordance with generally accepted accounting principles (GAAP). As noted above, the Director of FHFA has requested $15.2 billion of funds from the Treasury on our behalf under the terms of the Senior Preferred Stock Purchase Agreement between Fannie Mae and the Treasury to eliminate our net worth deficit as of December 31, 2008, which would avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008.
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Fourth-Quarter and Full-Year Results
Page Five
On February 18, 2009, the Treasury announced that it is amending the Senior Preferred Stock Purchase Agreement to increase its funding commitment to $200 billion from $100 billion. Treasury said it would provide a similar increase to Freddie Mac. Treasury also announced that it would increase the size of our mortgage portfolio allowed under the agreement by $50 billion to $900 billion, with a corresponding increase in our allowable debt outstanding. Treasury Secretary Timothy Geithner said in a statement that these measures would “provide forward-looking confidence in the mortgage market and enable Fannie Mae and Freddie Mac to carry out ambitious efforts to ensure mortgage affordability for responsible homeowners.”
We expect the market conditions that contributed to our net loss for each quarter of 2008 to continue and possibly worsen in 2009, which is likely to cause further reductions in our net worth. Our stockholders’ deficit, which differs from net worth because of minority interests that third parties own in our consolidated subsidiaries, was $15.3 billion on December 31, 2008.
Fair Value Update
The estimated fair value of our net assets declined from $35.8 billion on December 31, 2007, to negative $105.2 billion on December 31, 2008, reflecting the ongoing deterioration in the housing and credit markets and dislocation in the financial markets. The main drivers of this decline were:
•	A decrease of approximately $80.3 billion, or $60.6 billion net of related tax, in the fair value of our net guaranty assets, driven by a substantial increase in the estimated fair value of our guaranty obligations, largely attributable to an increase in expected credit losses as a result of the significant worsening of housing, credit and economic conditions.

•	A substantial decrease in the fair value of the net portfolio for our Capital Markets group, largely attributable to a decline of approximately $52.3 billion, or $41.0 billion net of related tax, attributable to wider spreads on our mortgage investments, particularly for our private-label securities backed by Alt-A and subprime loans, as well as our commercial mortgage-backed securities. These wider spreads and the associated decrease in fair value largely reflect the market expectation of higher future expected credit losses on these securities.
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Fourth-Quarter and Full-Year Results
Page Six
•	A decrease due to the non-cash charge of $21.4 billion recorded during the third quarter of 2008 in our consolidated results of operations to establish a partial deferred tax asset valuation allowance and an additional decrease of approximately $19.5 billion related to the reversal of net deferred tax assets associated with the fair value adjustments on our net assets, excluding our available-for-sale securities.
Fair value is intended to convey the current value of an asset or liability as of the measurement date, not the potential value of the asset or liability that may be realized from future cash flows associated with the asset or liability. For example, the dramatic decline in the fair value of our mortgage investments during 2008 was due in part to the significant widening of spreads during the year, which does not affect the cash flows to be received over the life of the mortgage investments. In general, fair value incorporates the market’s current view of the future, which is reflected in the current price of the asset or liability. However, future market conditions may be more severe than the market has currently estimated and priced into these fair value measures. Finally, the fair value balance sheet reflects only the value of the assets and liabilities of the enterprise as of a point in time (the balance sheet date) and does not reflect the value of new assets or liabilities the company may generate in the future. Because our intent generally has been to hold our mortgage investments, the amounts we ultimately realize from the maturity, settlement or disposition of these assets may vary significantly from the estimated fair values of these assets as of December 31, 2008.
Foreclosure Prevention Update
On February 18, 2009, the Obama Administration announced the Homeowner Affordability and Stability Plan, which includes several initiatives. Under the plan, Fannie Mae will offer to financially struggling homeowners loan modifications that reduce monthly principal and interest payments on their mortgages. We will also help existing Fannie Mae borrowers who have mortgages with current loan-to-value ratios up to 105 percent refinance their mortgages without obtaining new mortgage insurance in excess of what was already in place. Lastly, we will play a role in administering the plan on behalf of the Treasury.
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Fourth-Quarter and Full-Year Results
Page Seven
In the fourth quarter, Fannie Mae undertook a number of initiatives to slow the pace of foreclosures and encourage loan workouts. These included a foreclosure suspension on occupied properties and the implementation of the Streamlined Modification Program (SMP). We expect that the Homeowner Affordability and Stability Plan will replace the SMP. Fannie Mae also provided its mortgage-servicing partners new flexibilities, including allowing loan workout actions to begin as soon as a borrower demonstrates the need for help, regardless of delinquency status. In addition, Fannie Mae doubled the maximum repayment-plan and forbearance periods for borrowers in need of loan workouts.
Fannie Mae provided the following update to its foreclosure prevention efforts (including those undertaken in conjunction with its servicing partners) for the fourth quarter and full year:
•	HomeSaver Advance™ loans of 25,783 in the fourth quarter, and 70,943 in 2008.

•	Loan modifications of 6,276 in the fourth quarter, and 33,249 in 2008.

•	Repayment plans/forbearances of 1,765 in the fourth quarter, and 7,875 in 2008.

•	Preforeclosure sales and deeds-in-lieu of foreclosure of 4,668 in the fourth quarter, and 11,682 in 2008.
We acquired 20,998 single-family real estate-owned (REO) properties through foreclosure in the fourth quarter, compared with 29,583 in the third quarter. For the full year, single-family REO acquisitions were 94,652, compared with 49,121 in 2007. As of December 31, 2008, our inventory of single-family REO properties was 63,538, compared with 67,519 at the end of the third quarter and 33,729 on December 31, 2007. The decline in REO in the fourth quarter relative to the third quarter was due in part to a suspension of foreclosures on occupied single-family properties by Fannie Mae servicers and retained foreclosure attorneys that began on November 26, 2008. That program has been extended until March 6, 2009.
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Fourth-Quarter and Full-Year Results
Page Eight
Our single-family foreclosure rate, which reflects the number of single-family properties acquired through foreclosure as a percentage of the total number of loans in our conventional single-family mortgage credit book of business, was 0.46 percent on an annualized basis for the fourth quarter of 2008, compared with 0.65 percent on an annualized basis in the third quarter of 2008. The foreclosure rate was 0.52 percent for the year ended December 31, 2008, compared with 0.28 percent for 2007.
Business and Liquidity Update
Our mortgage credit book of business increased to $3.11 trillion on December 31, 2008, from $3.08 trillion on September 30, 2008, and $2.89 trillion on December 31, 2007. New business acquisitions — Fannie Mae MBS issuances acquired by others and our mortgage portfolio purchases — declined in the fourth quarter to $113.3 billion from $126.9 billion in the third quarter, and to $631.4 billion in 2008 from $746.1 billion in 2007. The decline reflected significantly lower levels of originations throughout the mortgage industry, as well as changes in our pricing and eligibility standards and those of mortgage insurance companies.
Our estimated market share of new, single-family mortgage-related securities issuances was 41.7 percent in the fourth quarter, down from 42.2 percent in the third quarter; and 45.4 percent for 2008, compared with 33.9 percent for 2007.
Our ability to issue debt at attractive terms, particularly long-term and callable debt, began to deteriorate significantly in July 2008, and these conditions became most pronounced in October and November 2008, when spreads between our debt and relevant benchmarks increased substantially and purchases of our debt by international investors fell. As a result, we relied increasingly on the issuance of short-term debt to pay off maturing debt and to fund our ongoing business activities. Short-term debt represented 38 percent of our total debt outstanding on December 31, 2008, compared with 29 percent on December 31, 2007. We have seen significant improvement in our access to the debt markets since late November 2008, continuing into the first two months of this year, but there can be no assurance that this improvement will continue.
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Fourth-Quarter and Full-Year Results
Page Nine
On February 5, 2009, we issued $7 billion of 5-year Benchmark Notes® at a spread of 93 basis points to comparable Treasury securities, a significant improvement in size and pricing from the fourth quarter. And on February 26, 2009, we priced $15 billion of 2-year Benchmark Notes at a spread of 68 basis points to comparable Treasury securities.
Fannie Mae conducts its activities through three complementary business segments: Single-Family Credit Guaranty, Housing and Community Development (HCD), and Capital Markets. Our Single-Family Credit Guaranty business works with our lender customers to securitize single-family mortgage loans into Fannie Mae mortgage-backed securities (MBS) and to facilitate the purchase of single-family mortgage loans for our mortgage portfolio. HCD works with our lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for our mortgage portfolio. Our HCD business also makes debt and equity investments to increase the supply of affordable housing. Our Capital Markets group manages our investment activity in mortgage loans, mortgage-related securities and other investments, our debt financing activity, and our liquidity and capital positions.
Single-Family Credit Guaranty book of business was $2.80 trillion on December 31, 2008, up 1.1 percent from $2.77 trillion on September 30, 2008, and up 8.0 percent from $2.60 trillion on December 31, 2007. Single-family guaranty fee income in the fourth quarter was $3.0 billion, up from $1.7 billion in the third quarter. The Single-Family segment lost $9.5 billion in the quarter, driven largely by continued elevated credit-related expenses.
Housing and Community Development’s multifamily guaranty book of business grew by 2.1 percent in the fourth quarter to $173.3 billion on December 31, 2008. The segment’s guaranty fee income in the fourth quarter was $190 million, up from $161 million in the third quarter. Multifamily credit-related expenses were $59 million in the fourth quarter, compared with $26 million in the third quarter. The HCD segment earned $188 million in the quarter, driven primarily by tax-related benefits.
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Fourth-Quarter and Full-Year Results
Page Ten
Capital Markets’ net interest income in the fourth quarter was $2.7 billion, up from $2.3 billion in the third quarter. As described above, mark-to-market losses on interest rate derivatives were $11.4 billion, compared with losses of $3.3 billion in the third quarter. Net investment losses were $4.6 billion, compared with losses of $1.6 billion in the third quarter, and trading securities losses were $1.9 billion, compared with losses of $2.9 billion in the third quarter. The net mortgage investment portfolio balance rose to $765.1 billion on December 31, 2008, compared with $744.7 billion on September 30, 2008. The increase resulted from purchases of $53.3 billion, liquidations of $16.3 billion, and sales of $7.4 billion during the quarter. The Capital Markets segment lost $16.0 billion in the quarter, driven largely by mark-to-market losses on derivatives, as well as net investment losses and trading securities losses.
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Certain statements in this news release, including those relating to future market conditions; our future performance and net worth; our receipt of funds from Treasury under the Senior Preferred Stock Purchase Agreement; our expected role in the Homeowner Affordability and Stability Plan and what we will offer to borrowers under the Plan; our future plans; and our future business activities, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, future conditions and events may differ materially from what is indicated in any forward-looking statements. Factors that could cause actual conditions or events to differ materially from those described in these forward-looking statements include, but are not limited to, disruptions in the housing, credit and financial markets, the level and volatility of interest rates and credit spreads, the adequacy of our loss reserves, accounting pronouncements, regulatory or legislative action or litigation, the accuracy of subjective estimates used in critical accounting policies and those factors detailed in Fannie Mae’s annual report on Form 10-K for the year ended December 31, 2008, including the “Risk Factors” section of the report.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.
Benchmark Notes is a registered mark and HomeSaver Advance is a trademark of Fannie Mae. Unauthorized use of these marks is prohibited.

ANNEX I
FANNIE MAE
(In conservatorship)

Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$17,933	$3,941
Restricted cash	529	561
Federal funds sold and securities purchased under agreements to resell	57,418	49,041
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $58,006 and $40,458 as of December 31, 2008 and 2007, respectively)	90,806	63,956
Available-for-sale, at fair value (includes Fannie Mae MBS of $176,244 and $138,943 as of December 31, 2008 and 2007, respectively)	266,488	293,557

Total investments in securities	357,294	357,513

Mortgage loans:
Loans held for sale, at lower of cost or fair value	13,270	7,008
Loans held for investment, at amortized cost	415,065	397,214
Allowance for loan losses	(2,923)	(698)

Total loans held for investment, net of allowance	412,142	396,516

Total mortgage loans	425,412	403,524
Advances to lenders	5,766	12,377
Accrued interest receivable	3,816	3,812
Acquired property, net	6,918	3,602
Derivative assets at fair value	869	885
Guaranty assets	7,043	9,666
Deferred tax assets, net	3,926	12,967
Partnership investments	9,314	11,000
Other assets	16,166	10,500

Total assets	$912,404	$879,389

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities:
Accrued interest payable	$5,947	$7,512
Federal funds purchased and securities sold under agreements to repurchase	77	869
Short-term debt (includes debt at fair value of $4,500 as of December 31, 2008)	330,991	234,160
Long-term debt (includes debt at fair value of $21,565 as of December 31, 2008)	539,402	562,139
Derivative liabilities at fair value	2,715	2,217
Reserve for guaranty losses (includes $1,946 and $211 as of December 31, 2008 and 2007, respectively, related to Fannie Mae MBS included in Investments in securities)	21,830	2,693
Guaranty obligations (includes $755 and $661 as of December 31, 2008 and 2007, respectively, related to Fannie Mae MBS included in Investments in securities)	12,147	15,393
Partnership liabilities	3,243	3,824
Other liabilities	11,209	6,464

Total liabilities	927,561	835,271

Minority interests in consolidated subsidiaries	157	107
Commitments and contingencies (Note 21)	—	—
Stockholders’ Equity (Deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding as of December 31, 2008	1,000	—
Preferred stock, 700,000,000 shares are authorized—597,071,401 and 466,375,000 shares issued and outstanding as of December 31, 2008 and 2007, respectively	21,222	16,913
Common stock, no par value, no maximum authorization—1,238,880,988 and 1,129,090,420 shares issued as of December 31, 2008 and 2007, respectively; 1,085,424,213 shares and 974,104,578 shares outstanding as of December 31, 2008 and 2007, respectively	650	593
Additional paid-in capital	3,621	1,831
Retained earnings (accumulated deficit)	(26,790)	33,548
Accumulated other comprehensive loss	(7,673)	(1,362)
Treasury stock, at cost, 153,456,775 shares and 154,985,842 shares as of December 31, 2008 and 2007, respectively	(7,344)	(7,512)

Total stockholders’ equity (deficit)	(15,314)	44,011

Total liabilities and stockholders’ equity (deficit)	$912,404	$879,389

See Notes to Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Consolidated Statements of Operations
(Dollars and shares in millions, except per share amounts)

	For the Year Ended
	December 31,
	2008	2007	2006

Interest income:
Trading securities	$5,878	$2,051	$688
Available-for-sale securities	13,214	19,442	21,359
Mortgage loans	22,692	22,218	20,804
Other	1,339	1,055	776

Total interest income	43,123	44,766	43,627

Interest expense:
Short-term debt	7,815	8,999	7,736
Long-term debt	26,526	31,186	29,139

Total interest expense	34,341	40,185	36,875

Net interest income	8,782	4,581	6,752

Guaranty fee income (includes imputed interest of $1,423, $1,278 and $1,081 for 2008, 2007 and 2006, respectively)	7,621	5,071	4,250
Losses on certain guaranty contracts	—	(1,424)	(439)
Trust management income	261	588	111
Investment losses, net	(7,220)	(867)	(691)
Fair value losses, net	(20,129)	(4,668)	(1,744)
Debt extinguishment gains (losses), net	(222)	(47)	201
Losses from partnership investments	(1,554)	(1,005)	(865)
Fee and other income	772	965	908

Non-interest income (loss)	(20,471)	(1,387)	1,731

Administrative expenses:
Salaries and employee benefits	1,032	1,370	1,219
Professional services	529	851	1,393
Occupancy expenses	227	263	263
Other administrative expenses	191	185	201

Total administrative expenses	1,979	2,669	3,076
Minority interest in earnings (losses) of consolidated subsidiaries	(21)	(21)	10
Provision for credit losses	27,951	4,564	589
Foreclosed property expense	1,858	448	194
Other expenses	1,093	660	401

Total expenses	32,860	8,320	4,270

Income (loss) before federal income taxes and extraordinary gains (losses)	(44,549)	(5,126)	4,213
Provision (benefit) for federal income taxes	13,749	(3,091)	166

Income (loss) before extraordinary gains (losses)	(58,298)	(2,035)	4,047
Extraordinary gains (losses), net of tax effect	(409)	(15)	12

Net income (loss)	(58,707)	(2,050)	4,059
Preferred stock dividends and issuance costs at redemption	(1,069)	(513)	(511)

Net income (loss) available to common stockholders	$(59,776)	$(2,563)	$3,548

Basic earnings (loss) per share:
Earnings (loss) before extraordinary gains (losses)	$(23.88)	$(2.62)	$3.64
Extraordinary gains (losses), net of tax effect	(0.16)	(0.01)	0.01

Basic earnings (loss) per share	$(24.04)	$(2.63)	$3.65

Diluted earnings (loss) per share:
Earnings (loss) before extraordinary gains (losses)	$(23.88)	$(2.62)	$3.64
Extraordinary gains (losses), net of tax effect	(0.16)	(0.01)	0.01

Diluted earnings (loss) per share	$(24.04)	$(2.63)	$3.65

Cash dividends per common share	$0.75	$1.90	$1.18
Weighted-average common shares outstanding:
Basic	2,487	973	971
Diluted	2,487	973	972

See Notes to Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2008	2007	2006

Cash flows provided by operating activities:
Net income (loss)	$(58,707)	$(2,050)	$4,059
Reconciliation of net income (loss) to net cash provided by operating activities:
Amortization of investment cost basis adjustments	(400)	(391)	(324)
Amortization of debt cost basis adjustments	8,589	9,775	8,587
Provision for credit losses	27,951	4,564	589
Valuation losses	13,964	612	707
Debt extinguishment (gains) losses, net	222	47	(201)
Debt foreign currency transaction (gains) losses, net	(230)	190	230
Losses on certain guaranty contracts	—	1,424	439
Losses from partnership investments	1,554	1,005	865
Current and deferred federal income taxes	12,904	(3,465)	(609)
Extraordinary (gains) losses, net of tax effect	409	15	(12)
Derivatives fair value adjustments	(1,239)	4,289	561
Purchases of loans held for sale	(56,768)	(34,047)	(28,356)
Proceeds from repayments of loans held for sale	617	594	606
Net decrease in trading securities, excluding non-cash transfers	72,689	62,699	47,343
Net change in:
Guaranty assets	2,089	(5)	(278)
Guaranty obligations	(5,312)	(630)	(857)
Other, net	(2,479)	(1,677)	(1,680)

Net cash provided by operating activities	15,853	42,949	31,669
Cash flows used in investing activities:
Purchases of trading securities held for investment	(7,635)	—	—
Proceeds from maturities of trading securities held for investment	9,530	—	—
Proceeds from sales of trading securities held for investment	2,823	—	—
Purchases of available-for-sale securities	(147,337)	(126,200)	(218,620)
Proceeds from maturities of available-for-sale securities	33,369	123,462	163,863
Proceeds from sales of available-for-sale securities	146,630	76,055	84,348
Purchases of loans held for investment	(63,097)	(76,549)	(62,770)
Proceeds from repayments of loans held for investment	49,328	56,617	70,548
Advances to lenders	(81,483)	(79,186)	(47,957)
Proceeds from disposition of acquired property	10,905	5,714	4,423
Reimbursements to servicers for loan advances	(15,282)	(4,585)	(1,781)
Contributions to partnership investments	(1,507)	(3,059)	(2,341)
Proceeds from partnership investments	1,042	1,043	295
Net change in federal funds sold and securities purchased under agreements to resell	(9,793)	(38,926)	(3,781)

Net cash used in investing activities	(72,507)	(65,614)	(13,773)
Cash flows provided by (used in) financing activities:
Proceeds from issuance of short-term debt	1,913,685	1,743,852	2,196,078
Payments to redeem short-term debt	(1,824,511)	(1,687,570)	(2,221,719)
Proceeds from issuance of long-term debt	243,557	193,238	179,371
Payments to redeem long-term debt	(267,225)	(232,978)	(169,578)
Repurchase of common and preferred stock	—	(1,105)	(3)
Proceeds from issuance of common and preferred stock	7,211	8,846	22
Payment of cash dividends on common and preferred stock	(1,805)	(2,483)	(1,650)
Net change in federal funds purchased and securities sold under agreements to repurchase	(266)	1,561	(5)
Excess tax benefits from stock-based compensation	—	6	7

Net cash provided by (used in) financing activities	70,646	23,367	(17,477)
Net increase in cash and cash equivalents	13,992	702	419
Cash and cash equivalents at beginning of period	3,941	3,239	2,820

Cash and cash equivalents at end of period	$17,933	$3,941	$3,239

Cash paid during the period for:
Interest	$35,959	$40,645	$34,488
Income taxes	845	1,888	768
Non-cash activities:
Securitization-related transfers from mortgage loans held for sale to investments in securities	$40,079	$27,707	$25,924
Net transfers of loans held for sale to loans held for investment	13,523	4,271	1,961
Net deconsolidation transfers from mortgage loans held for sale to investments in securities	(1,429)	(260)	79
Net transfers from available-for-sale securities to mortgage loans held for sale	2,904	514	63
Transfers from advances to lenders to investments in securities (including transfers to trading securities of $40,660, $70,156 and $44,969 for the years ended December 31, 2008, 2007 and 2006, respectively)	83,534	71,801	45,216
Net consolidation-related transfers from investments in securities to mortgage loans held for investment	(7,983)	(7,365)	12,747
Net mortgage loans acquired by assuming debt	167	2,756	9,810
Transfers from mortgage loans to acquired property, net	4,272	3,025	2,962
Transfers to trading securities from the effect of adopting SFAS 159	56,217	—	—
Issuance of senior preferred stock and warrant to purchase common stock to U.S. Treasury	4,518	—	—

See Notes to Consolidated Financial Statements

FANNIE MAE
(In conservatorship)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
(Dollars and shares in millions, except per share amounts)

								Retained	Accumulated		Total
	Shares Outstanding						Additional	Earnings	Other		Stockholders’
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss	Stock	(Deficit)

Balance as of January 1, 2006	—	132	971	$—	$9,108	$593	$1,913	$35,555	$(131)	$(7,736)	$39,302
Comprehensive income:
Net income	—	—	—	—	—	—	—	4,059	—	—	4,059
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $73)	—	—	—	—	—	—	—	—	(135)	—	(135)
Reclassification adjustment for gains included in net income (net of tax of $77)	—	—	—	—	—	—	—	—	(143)	—	(143)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $23)	—	—	—	—	—	—	—	—	43	—	43
Net cash flow hedging losses (net of tax of $2)	—	—	—	—	—	—	—	—	(3)	—	(3)
Minimum pension liability (net of tax of $2)	—	—	—	—	—	—	—	—	4	—	4

Total comprehensive income											3,825
Adjustment to apply SFAS 158 (net of tax of $55)	—	—	—	—	—	—	—	—	(80)	—	(80)
Common stock dividends ($1.18 per share)	—	—	—	—	—	—	—	(1,148)	—	—	(1,148)
Preferred stock dividends	—	—	—	—	—	—	—	(511)	—	—	(511)
Treasury stock issued for stock options and benefit plans	—	—	1	—	—	—	29	—	—	89	118

Balance as of December 31, 2006	—	132	972	—	9,108	593	1,942	37,955	(445)	(7,647)	41,506
Cumulative effect from the adoption of FIN 48, net of tax	—	—	—	—	—	—	—	4	—	—	4

Balance as of January 1, 2007, adjusted	—	132	972	—	9,108	593	1,942	37,959	(445)	(7,647)	41,510
Comprehensive income:
Net income	—	—	—	—	—	—	—	(2,050)	—	—	(2,050)
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $293)	—	—	—	—	—	—	—	—	(544)	—	(544)
Reclassification adjustment for gains included in net income (net of tax of $282)	—	—	—	—	—	—	—	—	(523)	—	(523)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $13)	—	—	—	—	—	—	—	—	25	—	25
Net cash flow hedging losses (net of tax of $2)	—	—	—	—	—	—	—	—	(3)	—	(3)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $73)	—	—	—	—	—	—	—	—	128	—	128

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	(2,967)
Common stock dividends ($1.90 per share)	—	—	—	—	—	—	—	(1,858)	—	—	(1,858)
Preferred stock dividends	—	—	—	—	—	—	—	(503)	—	—	(503)
Preferred stock issued	—	356	—	—	8,905	—	(94)	—	—	—	8,811
Preferred stock redeemed	—	(22)	—	—	(1,100)	—	—	—	—	—	(1,100)
Treasury stock issued for stock options and benefit plans	—	—	2	—	—	—	(17)	—	—	135	118

Balance as of December 31, 2007	—	466	974	—	16,913	593	1,831	33,548	(1,362)	(7,512)	44,011
Cumulative effect from the adoption of SFAS 157 and SFAS 159, net of tax	—	—	—	—	—	—	—	148	(93)	—	55

Balance as of January 1, 2008, adjusted	—	466	974	—	16,913	593	1,831	33,696	(1,455)	(7,512)	44,066
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(58,707)	—	—	(58,707)
Other comprehensive loss, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $2,954)	—	—	—	—	—	—	—	—	(5,487)	—	(5,487)
Reclassification adjustment for gains included in net loss (net of tax of $36)	—	—	—	—	—	—	—	—	(67)	—	(67)
Unrealized losses on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	(342)	—	(342)
Net cash flow hedging losses	—	—	—	—	—	—	—	—	1	—	1
Prior service cost and actuarial losses, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	(323)	—	(323)

Total comprehensive loss											(64,925)
Common stock dividends ($0.75 per share)	—	—	—	—	—	—	—	(741)		—	(741)
Senior preferred stock dividends declared	—	—	—	—	—	—	(31)	—	—	—	(31)
Preferred stock dividends declared	—	—	—	—	—	—	—	(1,038)	—	—	(1,038)
Senior preferred stock issued	1	—	—	1,000	—	—	—	—	—	—	1,000
Preferred stock issued	—	141	—	—	4,812	—	(127)	—	—	—	4,685
Conversion of convertible preferred stock into common stock	—	(10)	16	—	(503)	8	495	—	—	—	—
Common stock issued	—	—	94	—	—	49	2,477	—	—	—	2,526
Common stock warrant issued	—	—	—	—	—	—	3,518	—	—	—	3,518
U.S. Treasury commitment	—	—	—	—	—	—	(4,518)	—	—	—	(4,518)
Treasury stock issued for stock options and benefit plans	—	—	1	—	—	—	(24)	—	—	168	144

Balance as of December 31, 2008	1	597	1,085	$1,000	$21,222	$650	$3,621	$(26,790)	$(7,673)	$(7,344)	$(15,314)

See Notes to Consolidated Financial Statements

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of December 31, 2008					As of December 31, 2007
	GAAP					GAAP
	Carrying		Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value		Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$18,462		$—	$18,462	(2)	$4,502	$—	$4,502	(2)
Federal funds sold and securities purchased under agreements to resell	57,418		2	57,420	(2)	49,041	—	49,041	(2)
Trading securities	90,806		—	90,806	(2)	63,956	—	63,956	(2)
Available-for-sale securities	266,488		—	266,488	(2)	293,557	—	293,557	(2)
Mortgage loans:
Mortgage loans held for sale	13,270		351	13,621	(3)	7,008	75	7,083	(3)
Mortgage loans held for investment, net of allowance for loan losses	412,142		3,069	415,211	(3)	396,516	70	396,586	(3)
Guaranty assets of mortgage loans held in portfolio	—		2,255	2,255	(3)(4)	—	3,983	3,983	(3)(4)
Guaranty obligations of mortgage loans held in portfolio	—		(11,396)	(11,396	)(3)(4)	—	(4,747)	(4,747	)(3)(4)

Total mortgage loans	425,412		(5,721)	419,691	(2)(3)	403,524	(619)	402,905	(2)(3)
Advances to lenders	5,766		(354)	5,412	(2)	12,377	(328)	12,049	(2)
Derivative assets at fair value	869		—	869	(2)	885	—	885	(2)
Guaranty assets and buy-ups, net	7,688		1,336	9,024	(2)(4)	10,610	3,648	14,258	(2)(4)

Total financial assets	872,909		(4,737)	868,172	(2)	838,452	2,701	841,153	(2)
Master servicing assets and credit enhancements	1,232		7,035	8,267	(4)(5)	1,783	2,844	4,627	(4)(5)
Other assets	38,263		(2)	38,261	(5)(6)	39,154	5,418	44,572	(5)(6)

Total assets	$912,404		$2,296	$914,700		$879,389	$10,963	$890,352

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$77		$—	$77	(2)	$869	$—	$869	(2)
Short-term debt	330,991	(8)	1,299	332,290	(2)	234,160	208	234,368	(2)
Long-term debt	539,402	(8)	34,879	574,281	(2)	562,139	18,194	580,333	(2)
Derivative liabilities at fair value	2,715		—	2,715	(2)	2,217	—	2,217	(2)
Guaranty obligations	12,147		78,728	90,875	(2)	15,393	5,156	20,549	(2)

Total financial liabilities	885,332		114,906	1,000,238	(2)	814,778	23,558	838,336	(2)
Other liabilities	42,229		(22,774)	19,455	(8)	20,493	(4,383)	16,110	(8)

Total liabilities	927,561		92,132	1,019,693		835,271	19,175	854,446
Minority interests in consolidated subsidiaries	157		—	157		107	—	107
Stockholders’ Equity (Deficit):
Senior preferred	1,000		—	1,000		—	—	—
Preferred	21,222		(20,674)	548		16,913	(1,565)	15,348
Common	(37,536)		(69,162)	(106,698)		27,098	(6,647)	20,451

Total stockholders’ equity (deficit)/non-GAAP fair value of net assets	$(15,314)		$(89,836)	$(105,150)		$44,011	$(8,212)	$35,799

Total liabilities and stockholders’ equity	$912,404		$2,296	$914,700		$879,389	$10,963	$890,352

See Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	We determined the estimated fair value of these financial instruments in accordance with the fair value guidelines outlined in SFAS 157, as described in “Notes to Consolidated Financial Statements—Note 20, Fair Value of Financial Instruments.”

(3)	For business segment reporting purposes, we allocate intra-company guaranty fee income to our Single-Family and HCD businesses for managing the credit risk on mortgage loans held in portfolio by our Capital Markets group and charge a corresponding fee to our Capital Markets group. In computing this intra-company allocation, we disaggregate the total mortgage loans reported in our GAAP consolidated balance sheets, which consists of “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses” into components that separately reflect the value associated with credit risk, which is managed by our guaranty businesses, and the interest rate risk, which is managed by our Capital Markets group. We report the estimated fair value of the credit risk components separately in our supplemental non-GAAP consolidated fair value balance sheets as “Guaranty assets of mortgage loans held in portfolio” and “Guaranty obligations of mortgage loans held in portfolio.” We report the estimated fair value of the interest rate risk components in our supplemental non-GAAP consolidated fair value balance sheets as “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses.” Taken together, these four components represent the estimated fair value of the total mortgage loans reported in our GAAP consolidated balance sheets. We believe this presentation provides transparency into the components of the fair value of the mortgage loans associated with the activities of our guaranty businesses and the components of the activities of our Capital Markets group, which is consistent with the way we manage risks and allocate revenues and expenses for segment reporting purposes. While the carrying values and estimated fair values of the individual line items may differ from the amounts presented in Note 20 of the consolidated financial statements, the combined amounts together equal the carrying value and estimated fair value amounts of total mortgage loans in Note 20.

(4)	In our GAAP consolidated balance sheets, we report the guaranty assets associated with our outstanding Fannie Mae MBS and other guarantees as a separate line item and include buy-ups, master servicing assets and credit enhancements associated with our guaranty assets in “Other assets.” The GAAP carrying value of our guaranty assets reflects only those guaranty arrangements entered into subsequent to our adoption of FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FIN No. 34) (“FIN 45”), on January 1, 2003. On a GAAP basis, our guaranty assets totaled $7.0 billion and $9.7 billion as of December 31, 2008 and 2007, respectively. The associated buy-ups totaled $645 million and $944 million as of December 31, 2008 and 2007, respectively. In our non-GAAP fair value balance sheets, we also disclose the estimated guaranty assets and obligations related to mortgage loans held in our portfolio. The aggregate estimated fair value of the guaranty asset-related components totaled $8.2 billion and $18.1 billion as of December 31, 2008 and 2007, respectively. These components represent the sum of the following line items in this table: (i) Guaranty assets of mortgage loans held in portfolio; (ii) Guaranty obligations of mortgage loans held in portfolio, (iii) Guaranty assets and buy-ups; and (iv) Master servicing assets and credit enhancements. See “Critical Accounting Policies and Estimates—Fair Value of Financial Instruments—Fair Value of Guaranty Obligations.”

(5)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following five line items in our GAAP consolidated balance sheets: (i) Accrued interest receivable; (ii) Acquired property, net; (iii) Deferred tax assets; (iv) Partnership investments; and (v) Other assets. The carrying value of these items in our GAAP consolidated balance sheets together totaled $40.1 billion and $41.9 billion as of December 31, 2008 and 2007, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $645 million and $944 million as of December 31, 2008 and 2007, respectively, from “Other assets” reported in our GAAP consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our disclosure in Note 20. We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies discussed in Note 20.

(6)	With the exception of LIHTC partnership investments and deferred tax assets, the GAAP carrying values of other assets generally approximate fair value. While we have included partnership investments at their carrying value in each of the non-GAAP fair value balance sheets, the fair values of these items are generally different from their GAAP carrying values, potentially materially. Our LIHTC partnership investments had a carrying value of $6.3 billion and $8.1 billion and an estimated fair value of $6.5 billion and $9.3 billion as of December 31, 2008 and 2007, respectively. We assume that certain other assets, consisting primarily of prepaid expenses, have no fair value. Our GAAP-basis deferred tax assets are described in “Notes to Consolidated Financial Statements—Note 12, Income Taxes.” In addition to the GAAP-basis deferred income tax amounts included in “Other assets,” we include in our non-GAAP fair value balance sheets the estimated income tax effect related to the fair value adjustments made to derive the fair value of our net assets. Because our adjusted deferred income taxes are a net asset in each year, the amounts are included in our non-GAAP fair value balance sheets as a component of other assets. As discussed in Note 12, we recorded a non-cash charge of $21.4 billion in the third quarter of 2008 to establish a partial deferred tax asset valuation allowance. We recorded an additional valuation allowance of $9.4 billion in the fourth quarter of 2008, resulting in a total deferred asset valuation allowance of $30.8 billion as of December 31, 2008. As a result, in calculating the fair value of our net assets as of December 31, 2008, we eliminated the tax effect of deferred tax benefits we would have otherwise recorded had we not concluded that it was necessary to establish a valuation allowance.

(7)	Includes certain short-term debt and long-term debt instruments reported in our GAAP consolidated balance sheet at fair value as of December 31, 2008 of $4.5 billion and $21.6 billion, respectively.

(8)	The line item “Other liabilities” consists of the liabilities presented on the following four line items in our GAAP consolidated balance sheets: (i) Accrued interest payable; (ii) Reserve for guaranty losses; (iii) Partnership liabilities; and (iv) Other liabilities. The carrying value of these items in our GAAP consolidated balance sheets together totaled $42.2 billion and $20.5 billion as of December 31, 2008 and 2007, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item on our consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets.